Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-134034 (Form S-8), Registration Statement No. 333-128437 (Form S-8), Registration Statement No. 333-116317 (Form S-3), Registration Statement No. 333-125373 (Form S-3), Registration Statement No. 333-141871 (Form S-3), Registration Statement No. 333-166357 (Form S-3), Registration Statement No. 333-171940 (Form S-3), Registration Statement No. 333-180353 (Form S-3), and Registration Statement No. 333-182455 (Form S-8) of Document Security Systems, Inc. and Subsidiaries of our report, dated March 6, 2013, on the consolidated financial statements as of and for the years ended December 31, 2012 and 2011, appearing in this Annual Report on Form 10-K of Document Security Systems, Inc. and Subsidiaries for the year ended December 31, 2012.

/S/ FREED MAXICK CPAs, P.C.

Buffalo, New York

March 6, 2013